APPENDIX A

Gemcorp Commodities Alternative Products Fund

Proxy Voting Policies and Procedures

Gemcorp Commodities Alternative Products Fund. (“the Fund”) has adopted a Proxy Voting Policy used to determine how the Fund votes proxies relating to their portfolio securities. Under the Fund’s Proxy Voting Policy, the Fund has, subject to the oversight of the Fund’s Board, delegated to the Adviser the following duties: (1) to make the proxy voting decisions for the Fund, subject to the exceptions described below; and (2) to assist the Fund in disclosing its proxy voting record as required by Rule 30b1-4 under the Investment Company Act of 1940 Act (the “1940 Act”).

The Fund CCO shall ensure that the Adviser has adopted a Proxy Voting Policy (“Adviser Proxy Voting Policy”) (described below), which it uses to vote proxies for its clients, including the Fund.

A.  General

The Fund believes that the voting of proxies is an important part of portfolio management as it represents an opportunity for shareholders to make their voices heard and to influence the direction of a company. The Fund is committed to voting corporate proxies in the manner that best serves the interests of the Fund’s shareholders.

B.  Delegation to the Adviser

The Fund believes that the Adviser is in the best position to make individual voting decisions for the Fund consistent with this Proxy Voting Policy. Therefore, subject to the oversight of the Board, the Adviser is hereby delegated the following duties:

(1)	to make the proxy voting decisions for the Fund, in accordance with the Adviser Proxy Voting Policy, except as provided herein; and

(2)

to assist the Fund in disclosing their respective proxy voting record as required by Rule 30b1-4 under the 1940 Act, including providing the following information for each matter with respect to which the Fund is entitled to vote: (a) information identifying the matter voted on; (b) whether the matter was proposed by the issuer or by a security holder; (c) whether and how the Fund cast its vote; and (d) whether the Fund cast its vote for or against management.

The Board, including a majority of the independent Trustees of the Board, must approve the Adviser Proxy Voting Policy as it relates to the Fund. The Board must also approve any material changes to the Adviser Proxy Voting Policy no later than six (6) months after adoption by the Adviser.

C.  Conflicts

In cases where a matter with respect to which the Fund was entitled to vote presents a conflict between the interest of the Fund’s shareholders, on the one hand, and those of the Fund’s Adviser, principal underwriter, or an affiliated person of the Fund, its Adviser, or principal underwriter, on the other hand, the Fund shall always vote in the best interest of the Fund’s shareholders. For purposes of the Fund’s Proxy Voting Policy, a vote shall be considered in the best interest of the Fund’s shareholders when a vote is cast consistent with the Adviser Proxy Voting Policy, provided such specific voting policy was approved by the Board.

Adopted: October 15, 2024

Amended: